Exhibit 8.2
Hogan Lovells US LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, CO 80202
T +1 303 899 7300
F +1 303 899 7333
www.hoganlovells.com
November 15, 2011
AIMCO Properties, L.P.
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
Gentlemen:
     This firm has acted as tax counsel to AIMCO Properties, L.P., a Delaware limited partnership (“AIMCO OP”), in connection with the registration statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission by AIMCO OP and Apartment Investment and Management Company, a Maryland corporation (“AIMCO”), under the Securities Act of 1933, as amended, relating to the proposed public offering of common units of AIMCO OP issuable by AIMCO OP upon consummation of the merger (the “Merger”) of AIMCO AIP 6 Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of AIMCO OP (“Merger Sub”), with and into Angeles Income Properties 6, LP, a Delaware limited partnership (“New AIP”), as successor to Angeles Income Properties, Ltd. 6, a California limited partnership (“AIP”), pursuant to the terms of an Amended and Restated Agreement and Plan of Merger entered into by and among AIP, New AIP, Merger Sub and AIMCO OP on November 15, 2011 (the “Merger Agreement”). All capitalized terms used herein, unless otherwise specified, shall have the meanings assigned to them in the Registration Statement.
Basis for Opinion
     In rendering the following opinion, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinion, including, but not limited to (1) the Registration Statement and (2) the statements under the heading “Material U.S. Federal Income Tax Considerations” included in the Registration Statement (the documents referred to in clauses (1) and (2), the “Reviewed Documents”).
     For purposes of rendering our opinion we have not made an independent investigation or audit of the facts set forth in the Reviewed Documents. We consequently have relied upon the representations and statements in or described in the Reviewed Documents, and assumed that the information presented in such documents or otherwise furnished to us is accurate and complete in all material respects.

     In this regard, we have assumed the following: that all of the representations and statements set forth in the Reviewed Documents are true, correct, and complete as of the date hereof; any representation or statement in the Reviewed Documents made as a belief or made “to the knowledge of” or similarly qualified is true, correct and complete as of the date hereof, without such qualification; each agreement described in the Reviewed Documents is valid and binding in accordance with its terms; and each of the obligations of AIMCO, and its subsidiaries, as described in the Reviewed Documents, has been or will be performed or satisfied in accordance with its terms. We have also assumed the genuineness of all signatures; the proper execution of all documents; the authenticity of all documents submitted to us as originals; the conformity to originals of documents submitted to us as copies; the authenticity of the originals from which any copies were made; and that any documents as to which we have reviewed only a form were or will be duly executed without material changes from the form reviewed by us. Any material variation or difference in the facts from those set forth in the documents that we have reviewed and upon which we have relied may adversely affect the conclusions stated herein.
Opinion
     Based upon and subject to the assumptions and qualifications set forth herein, including, without limitation, the discussion below, we are of the opinion that for U.S. federal income tax purposes:
1.	New AIP will be treated as a continuation of AIP and a partner of AIP who is a U.S. Holder will not recognize any gain from the merger of AIP with and into New AIP.

2.	The Merger will not result in the recognition of taxable gain or loss at the time of the Merger to a holder of AIP Units who receives only OP Units in exchange for its AIP Units and
a.	who is a U.S. Holder;

b.	who does not exercise its redemption rights with respect to the OP Units during the two-year period beginning on the day after the Merger becomes effective;

c.	who does not receive a cash distribution in connection with the Merger, or a deemed cash distribution resulting from relief from liabilities or a deemed relief from liabilities, including as a result of the prepayment of indebtedness of New AIP in connection with or following the Merger, in excess of such holder’s adjusted tax basis in its AIP Units at the time of the Merger, and for purposes of this rule, a reduction in a holder of an AIP Unit’s share of partnership liabilities in connection with the Merger could be treated as a transfer of money or property from AIMCO OP to the holder that gives rise to a disguised sale, even if that reduction would not otherwise result in a taxable deemed cash distribution in excess of the holder’s basis in its AIP Units;

d.	who is not required to recognize gain by reason of the application of Section 707(a) of the Code and the Treasury Regulations thereunder to the Merger, because the Merger is treated as part of a disguised sale, whether by reason of any transactions undertaken by New AIP prior to or in connection with the Merger, any debt of New AIP that is assumed or repaid in connection with the Merger, any cash or other consideration paid, or deemed paid, to a former holder of AIP Units in connection with or subsequent to the Merger, or otherwise; and

e.	whose “at risk” amount does not fall below zero as a result of the Merger.
3.	A holder of AIP Units that is a U.S. Holder that receives solely cash in the Merger for its AIP Units shall be treated as if such holder sold its units to AIMCO OP and shall recognize gain or loss on the sale of its units equal to the difference between (i) such holder’s “amount realized” on the sale and (ii) such holder’s adjusted tax basis in the AIP Units. The “amount realized” with respect to an AIP Unit will be equal to the sum of the amount of cash such holder receives for his units plus the amount of liabilities of New AIP allocable to AIP Units as determined under Section 752 of the Code.
     In addition to the assumptions set forth above, our opinion is subject to the exceptions, limitations and qualifications set forth below:
1.	Our opinion represents and is based upon our best judgment regarding the application of relevant current provisions of the Code and Treasury Regulations and interpretations of the foregoing as expressed in existing court decisions, legislative history, administrative determinations (including the practices and procedures of the IRS in issuing private letter rulings, which are not binding on the IRS except with respect to the taxpayer that receives such a ruling) and published rulings and procedures all as of the date hereof. These provisions and interpretations are subject to changes (which may apply retroactively) that might result in material modifications of our opinion. Our opinion does not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary position by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS. Neither AIMCO, AIP, New AIP nor AIMCO OP has requested a ruling from the IRS (and no ruling will be sought) as to any of the federal income tax consequences addressed in this opinion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. We undertake no responsibility to advise you of any new developments in the law or in the application or interpretation of the federal income tax laws.
2.	Our opinion addresses only the specific tax opinion set forth above. This opinion letter does not address any other federal, state, local or foreign tax consequences that may result from the merger of AIP with and into New AIP, the Merger, or any other transaction, or any other tax matters, including the status of AIMCO as a real estate investment trust for U.S. federal income tax purposes or the tax consequences of holding shares of AIMCO.

3.	We express no opinion regarding, among other things, the tax consequences of the merger of AIP with and into New AIP or the Merger (including the opinion set forth above) as applied to specific holders of AIP Units that may be relevant to particular holders of AIP Units depending on their specific circumstances (including whether any of the circumstances described in clauses (c), (d) or (e)) under Opinion 2 will be considered to occur with respect to any particular holder of AIP Units or other considerations that may be relevant to holders of AIP Units who are subject to special rules, such as dealers in securities, corporate stockholders subject to the alternative minimum tax, foreign persons, financial institutions, regulated investment companies, insurance companies, persons holding AIMCO stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment, tax-exempt organizations, and holders of AIP Units acquired in compensatory transactions. Moreover, we express no opinion regarding the effectiveness of guarantees of indebtedness or deficit restoration obligations, if any, entered into by holders of AIP Units to defer any taxable gain that such unit holders would recognize at the time of the Merger or thereafter.

4.	Our opinion set forth herein is based upon the description of the contemplated transactions as set forth in the Agreement and the sections of the Registration Statement captioned “THE TRANSACTIONS” and “THE MERGER AGREEMENT.” If the actual facts relating to any aspect of the transactions differ from this description in any material respect, our opinion may become inapplicable. No opinion is expressed as to the merger of AIP with and into New AIP or the Merger if the transactions described in the sections of the Registration Statement captioned “THE TRANSACTIONS” and “THE MERGER AGREEMENT” are not consummated in accordance therewith and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied as stated in this opinion letter are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation by reason of this opinion letter or otherwise to advise you of any changes in our opinion subsequent to the delivery of this opinion letter. Except as provided in the next paragraph, this opinion letter may not be distributed, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
     We hereby consent to the filing of this opinion letter as Exhibit 8.2 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP

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